VLOV
CROSSOVER

VLOV Inc. designs, sources, markets and sells casual, fashion-forward apparel for upper middle-class men ages 20-45 in the People's Republic of China. VLOV is a leading lifestyle brand in the PRC and for the second consecutive year was China's sole representative at the Mercedes-Benz New York Fashion Week Spring/Summer 2013 on September 8, 2012. The Company sells through 12 exclusive distributors that purchase VLOV merchandise and sell through their own points of sale ("POS") including stand-alone stores, store-in-stores, concessions and counters. As of September 30, 2012, the distributors had 435 POS across 12 provinces. Additionally, the Company owns and operates 19 stand-alone and store-in-stores in Fujian Province. The creative process is managed in-house, while 100% of manufacturing is outsourced. VLOV's operating model drives solid margins and cash flow.

SECTOR: Consumer
INDUSTRY: Apparel
VLOV Inc.

5F, No. 151 Taidong Rd
Xiamen Guanyin Shan
International Business Center
Siming District, Xiamen City
Fujian Province, PRC
Tel: (86592) 234-5999
www.vlov.net

Company Contact:
Bennet Tchaikovsky
Tel: (310) 622-4515
bennet@vlov.net

Investment Highlights

- Unique business model drives strong gross profit and operating margins. For the year ended December 31, 2011, the Company reported revenue of $88.8 million, an increase of 20.3% over the comparable period. Gross margins for the period were 44% and operating margins were 20%.
- Experienced and talented management team. VLOV's CEO has more than 20 years of experience in apparel and was awarded China Fashion Week's 'Top Ten Designer Award' for the past two years for VLOV's Spring/Summer 2011 and 2012 fashion lines.
- VLOV's target demographic accounts for the greatest wealth creation in China today.
- Highly leverageable business model. The Company has the ability to expand its distribution and extend its brand reach without significant capital expenditures or external financing.

	FY 2010	FY 2011	vs. FY 2010	Nine Months Ended September 30, 2011 (unaudited)	Nine Months Ended September 30, 2012 (unaudited)
Revenue	$73.8M	$88.8M	+ 20%	$57.8M	$62.9M
Gross Profit	$30.0M	$38.8M	+ 29%	$25.1M	$29.4M
Operating Income	$17.3M	$17.7M	+ 2%	$11.9M	$15.0M
Net Income/Fully Diluted EPS*	$15.0M / $5.76	$13.9M / $5.13	-7% / -7%	$9.8M / $3.77	$10.4M / $3.96

** All per share amounts have been adjusted for the 1-for-2.5 reverse split effectuated on December 12, 2011 and 1-for-3 reverse split effectuated on September 24, 2012*

SELECT FINANCIALS	
OTCBB: VLOV	
Fiscal Year End	Dec. 31st
Market Cap- fully diluted shares (11/6/12)	$17.4M
Price as of 11/12/12	$6.55
52-Week Price Range	$4.86 - $16.50
Fully—Diluted Shares 9/30/12	2.66M
Cash (9/30/12)	$20.6M
2011 Revenues	$88.8M
2011 Net Income	$13.9M
Management Ownership (% of common + common shares to be issued upon preferred conversion	49.1%
Legal	LKP Global Law LLP
Auditor	Crowe Horwath (HK) CPA Limited

The VLOV Lifestyle Brand – "Victory & Love"

- VLOV represents Victory and Love, a reflection of a successful life.
- Focused sales strategy includes 12 exclusive distributors who service 435 points of sale.
- Company owns and operates 19 store locations in Fujian Province, one of China's wealthiest
- Emphasis on fashion-forward designs with new product design launches each year.



Compelling Market Opportunity

- China's wealthiest consumers are 25-44 years old
- Retail sales of men's apparel, particularly local brands, continue to grow at double-digit rates.
- VLOV's target demographic – middle income men ages 20 to 45 – are sophisticated when it comes to fashion and great style, and scrutinizing about the brands they buy.


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VLOV
CROSSOVER



Products & Distribution

- Products are sold under the VLOV brand through distributors in 435 **Points of Sale** across northern, central, and southern China and **19 Company-owned and operated** stores in Fujian Province (one of China's wealthiest).
- The Company has **exclusive relationships with 12 distributors** who operate free standing stores, store-in-stores, counters and concessions. This strategy enables the Company to leverage regional expertise and achieve economies of scale.
- VLOV maintains control over brand image, advertising and marketing.
- **100% of VLOV's manufacturing is outsourced**, optimizing working capital and operational focus.

Advertising & Marketing

- Creating a "global" brand: presented for second consecutive year at the Mercedes-Benz New York Fashion Week Spring/Summer 2013 on September 8, 2012 (sole China representative)
- In the future, the Company is looking to sponsor events, television programs and movies aimed at its **20- 45 year old target demographic.**
- Selling expenses represented **17.6% of revenue for the year ended December 31, 2011.**
- The Company has a 54 person marketing & advertising team focused on continually enhancing VLOV's lifestyle brand image and broadening its appeal.



HEILONGJIANG
XINJIANG
GANSU
INNER MONGOLIA
HEBEI
Tianjin
SHANXI
SHANDONG
QINGHAI
HENAN
JIANGSU
TIBET
HUBEI
ANHUI
Shanghai
SICHUAN
HUNAN
GUIZHOU
YUNNAN
GUANGDONG

435 POS operated by Distributors, 19 Company O&O stores.



Growth Initiatives

- Continue to evolve VLOV's lifestyle brand positioning to reflect a more elegant, stylish, casual chic image. Extend price points to reach a broader consumer base.
- Expand depth of product offerings and increase SKUs.
- Broaden retail network through additional distribution agreements and continue to open/acquire store locations.
- Increase brand promotion, marketing and advertising to create a global brand image.
- Continue to provide distributors with more upscale product offerings and work closely with them to sell VLOV products primarily through higher-end stand-alone stores and store-in-stores that we believe will further strengthen our brand image among consumers.

Experienced Management Team

Qingqing Wu – Chairman and CEO, graduated from Xiamen Jimei School of Light Industry in 1990 with a major in apparel design and received a Masters in Business Administration degree from Tsing-Hua University in 2007. Mr. Wu also serves as the Standing Director of the First Committee of the Association of Fabric & Apparel in Jinjiang City.

Bennet Tchaikovsky— CFO, has more than 21 years of experience in financial management, SEC reporting, U.S. exchange listings, corporate governance, financing transactions and investor relations. Mr. Tchaikovsky serves as the Company's full time Chief Financial Officer. He received a B.A. in Business Economics from the University of California at Santa Barbara, and a J.D. from Southwestern University School of Law. For the past 4 years, Mr. Tchaikovsky has specialized in China-based companies that are publicly traded on U.S. exchanges. In 2009 and 2010, while serving as CFO, he was instrumental in the uplisting process from the OTC Bulletin Board to the NASDAQ Capital Market for Skystar Bio-Pharmaceutical Company (NASDAQ: SKBI) and China Jo-Jo Drugstores (NASDAQ: CJJD). Mr. Tchaikovsky is also a director for China Jo-Jo Drugstores.